Onvia, Inc. Reports Second Quarter 2017 Results

Subscription revenue increased 6% over second quarter of 2016

SEATTLE, Aug. 3, 2017 /PRNewswire/ --Onvia, Inc. (NASDAQ: ONVI), a leading provider of sales intelligence and acceleration technologies for businesses selling to the public sector, announced its financial results for the second quarter ended on June 30, 2017.

Q2 2017 Financial Highlights

  Subscription revenue up 6% to $5.9 million compared to $5.6 million in Q2 2016.
  Total revenue up 2% to $6.1 million compared to $6 million in Q2 2016.
  Net loss of $748,000 compared to net loss of $125,000 in Q2 2016.
  Adjusted EBITDA of $215,000 compared to $439,000 in Q2 2016. Q2 2017 Adjusted EBITDA includes $302,000 in unusual expenses, such as CEO transition costs, compared to $123,000 of prior CEO transition costs included in Q2 2016. Adjusted EBITDA is a non-GAAP Financial measure. See "Use of Non-GAAP Financial Information" below.

Q2 2017 Operational Performance Summary

	Q2 17	Q1 17	Change %	Q2 16	Change %
Annual Contract Value (ACV) (in millions)	$ 23.1	$ 23.1	0%	$ 22.1	5%
Client Count	2,825	2,850	-1%	2,910	-3%
Annual Contract Value per Client (ACVC)	$8,164	$8,119	1%	$7,590	8%
Content Licenses (in millions)	$ 0.4	$ 0.4	0%	$ 1.5	-73%

For more information about ACV and ACVC, see "Key Metric Definitions" below.

Second Quarter 2017 Results

For the twelve months ended June 30, 2017, dollar retention was 89% compared to 86% in the same period last year. Dollar retention is a measurement of how effectively the Client Success team has retained and expanded existing subscription contracts. For more information about dollar retention, see "Key Metric Definitions" below.

Subscription revenue for the quarter ended June 30, 2017 grew 6% to $5.9 million compared to the same period in 2016. Subscription revenue includes the revenue generated from both our inbound sales channel and from our self-service channel.

Total revenues increased 2% to $6.1 million compared to $6.0 million last year due to the increase in subscription revenue partially offset by the decline in content license revenue. Content license revenue declined due to the non-renewal of a significant content license partner in Q1 2017. The decline in content license revenue effectively reduced our revenue growth rate from 5% had the contract renewed, to 2% overall. Year over year content license revenue will continue to be lower throughout 2017 as a result of losing this contract.

Operating expenses in the second quarter of 2017 increased 15% to $6.2 million from $5.4 million in the same period of 2016. Current quarter operating expenses include $565,000 in unusual costs that are not expected to be material in the future. These unusual costs include CEO transition costs of $315,000, including stock compensation expense, $100,000 in recruiting costs to hire our new in-house development team, and accelerated software amortization of $150,000 expected to be complete by Q3 2017. In comparison, we incurred CEO transition costs of $123,000 in Q2 2016.

For the six months ended June 30, 2017, operating expenses were $12.4 million, 16% higher than the same period last year. Year to date we have incurred unusual operating costs of approximately $1.4 million. Unusual costs include total CEO transition costs of $623,000, including stock compensation expense, costs associated with the company reorganization in March 2017 of $328,000, software engineer recruiting fees of $100,000, and accelerated software amortization of $366,000. In comparison, we incurred CEO transition costs of $129,000 in the first six months of 2016.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended June 30, 2017 decreased to $215,000 from $439,000 in Q2 2016. Adjusted EBITDA in Q2 17 included unusual costs of $302,000, excluding stock compensation and software amortization, compared to $123,000 included in Q2 2016. For the six months ended June 30, 2017, Adjusted EBITDA of $265,000 included unusual costs of $865,000 compared to Adjusted EBITDA of $1.0 million for the same period in 2016 which included $129,000 in CEO transition costs. For comparison, second quarter and year to date 2017 Adjusted EBITDA, excluding unusual items, would have been consistent with Adjusted EBITDA for the same periods in 2016. Adjusted EBITDA is a non-GAAP financial measure.

At June 30, 2017, cash, cash equivalents and available for sale investments decreased to $6.1 million compared to $7.1 million at the end 2016.

Outlook
As we mentioned last quarter, we prioritized two core initiatives for the balance of 2017. First, we are focused on the development and launch of Onvia 8, our new flagship platform. Onvia 8 is mobile friendly, improves the user interface of the platform, and adds critical workflows, such as project sharing, designed to help clients accelerate their public sector sales process. To accelerate the development of Onvia 8, we redeployed resources to move our product development team to Seattle from India. As of June 30, 2017, the hiring of our in-house development team was complete. As part of our Onvia 8 launch, Onvia will be holding workshops across the country this summer and fall. You can find more information about our tour at https://www.onvia.com/onvia-on-tour.

Our second initiative is to improve the productivity of our sales and marketing organization. We reduced the size of our sales force and redeployed resources to support marketing programs, such as increased inbound demand generation support of the upcoming Onvia 8 launch. In addition, we recently hired Terri DePaoli as our new VP of Sales, who has both SaaS and data sales leadership experience from her prior roles with Concur and Payscale. Although we experienced some variability in results during the quarter as a result of the changes to our sales team, we believe that the productivity of our reorganized sales force has begun to improve.

We expect that these initiatives should begin to yield positive improvements by the end of 2017 and be evident in the financial results by Q1 2018.

Conference Call
Onvia will hold a conference call later today (August 3, 2017) to discuss its second quarter results. Onvia's CEO, Russ Mann, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, August 3, 2017
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9174
International: 1-785-424-1669
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at http://www.onvia.com/company/investor-relations. If you have any difficulty connecting with the conference call, please contact Amy Osler at 206-373-9228.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until September 2, 2017:

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay pass-code: 125712

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; interest and miscellaneous income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP (Net Loss)/Income to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net (Loss)/Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
GAAP net income/(loss)	$ (748)	$ (125)	$ (1,574)	$ (106)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(11)	(8)	(21)	(15)
Depreciation and amortization	763	516	1,532	1,017
Amortization of stock-based compensation	211	56	328	104

Adjusted EBITDA	$ 215	$ 439	$ 265	$ 1,000

Key Metric Definitions
Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve-month period.

Forward-Looking Statements
In addition to the historical information, this release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" or the negative of these and similar expressions are intended to identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not a forward-looking statement. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, the productivity of our reorganized sales force, expected benefits of our initiatives and the timing of those benefits, expected growth in subscription revenue, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2016.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to anticipate all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia

Onvia (NASDAQ: ONVI) is a leading provider of sales intelligence and acceleration technologies at the core of the business-to-government (B2G) marketplace. Applying advanced technologies and domain expertise, Onvia curates data about millions of exchanged contracts, agencies and decision makers, vendors and channels, projects and investment plans, awards records and market trends. Our B2G Intelligence System (B2GIS) delivers quality leads, process agility and strategic foresight, equipping companies of all sizes to grow their public sector business and government agencies to gain procurement efficiency. Resolving the friction in this vital, complex, multi-trillion-dollar marketplace, allows us to create mutual value for private and public sectors, taxpayers and society at large.

Visit https://www.onvia.com to explore what makes business, government and media trust Onvia for B2G market insights.

Onvia, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,941	$ 5,621	$ 11,851	$ 11,215
Content license	105	318	209	722
Management information reports	53	37	82	53
Other	39	44	91	92

Total revenue	6,138	6,020	12,233	12,082

Cost of revenue (exclusive of depreciation and amortization included below)	695	742	1,395	1,506

Gross margin	5,443	5,278	10,838	10,576

Operating expenses:
Sales and marketing	2,774	2,960	5,773	5,851
Technology and development	1,922	1,425	3,753	2,904
General and administrative	1,506	1,026	2,907	1,942

Total operating expenses	6,202	5,411	12,433	10,697

Loss from operations	(759)	(133)	(1,595)	(121)

Interest and other income, net	11	8	21	15

Net loss	$ (748)	$ (125)	$ (1,574)	$ (106)

Unrealized gain/(loss) on available-for-sale securities	(1)	-	(1)	3

Comprehensive loss	$ (749)	$ (125)	$ (1,575)	$ (103)

Basic net loss per common share	$ (0.10)	$ (0.02)	$ (0.22)	$ (0.01)

Diluted net loss per common share	$ (0.10)	$ (0.02)	$ (0.22)	$ (0.01)

Basic weighted average shares outstanding	7,254	7,129	7,220	7,127

Diluted weighted average shares outstanding	7,254	7,129	7,220	7,127

Onvia, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 796	$ 2,306
Short-term investments, available-for-sale	5,242	4,817
Accounts receivable, net of allowance for doubtful accounts of $47 and $34	1,551	1,543
Prepaid expenses and other current assets	1,018	1,035

Total current assets	8,607	9,701

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	730	844
Internal use software, net of accumulated amortization	5,754	5,480
Long-term investments, available-for-sale	93	-
Other long-term assets	238	263

Total long term assets	6,815	6,587

TOTAL ASSETS	$ 15,422	$ 16,288

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 833	$ 851
Accrued expenses	1,379	1,534
Unearned revenue, current portion	9,937	9,500
Other current liabilities	146	134
		-
Total current liabilities	12,295	12,019

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	33	41
Deferred rent, net of current portion	464	529
Other long-term liabilities	2	16

Total long term liabilities	499	586

TOTAL LIABILITIES	12,794	12,605

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:

Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,890,197 and 8,730,152 shares issued; and 7,297,893 and 7,137,848 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,592,304 shares	(5,446)	(5,446)
Additional paid in capital	354,968	354,448
Accumulated other comprehensive income/( loss)	(1)	-
Accumulated deficit	(346,894)	(345,320)

Total stockholders' equity	2,628	3,683

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,422	$ 16,288

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2017	2016
	(Unaudited)
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (1,574)	$ (106)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,532	1,017
Stock-based compensation	328	104
Change in operating assets and liabilities:
Accounts receivable	(8)	24
Prepaid expenses and other assets	42	161
Accounts payable	27	138
Accrued expenses	(154)	(81)
Unearned revenue	430	776
Deferred rent	(55)	27

Net cash provided by operating activities	568	2,060

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(150)	(84)
Additions to internal use software	(1,601)	(875)
Purchases of investments	(4,029)	(2,851)
Sales of investments	499	-
Maturities of investments	3,011	3,071

Net cash used in investing activities	(2,270)	(739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	111	-
Proceeds from exercise of stock options and purchases under employee stock purchase plan	81	17

Net cash provided by financing activities	192	17

Net increase/(decrease) in cash and cash equivalents	(1,510)	1,338

Cash and cash equivalents, beginning of period	2,306	1,483

Cash and cash equivalents, end of period	$ 796	$ 2,821

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment additions in accounts payable	(16)	(3)
Internal use software additions in accounts payable	(191)	(190)

CONTACT: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com